Exhibit 99.2

July 30, 2008

To: Shareholders, Employees and Friends

Hudson Highland Group 2008 Second Quarter Financial Results

Market Observations

Investors continue to be focused on the impact of global macroeconomic factors on our company and industry. In the second quarter, the company benefitted from geographic diversification, although we saw evidence of spreading economic weakness, as other companies also noted. Although we believe the US economy is bottoming, we would expect employment to be a lagging indicator for several quarters, as it has been in past slowdowns. The US continues to be an economy of cross currents, with some real weaknesses in housing, financial services and commodity inflation, but also with fundamental strengths.

Mixed economic conditions are also prevailing internationally. Amid these challenges, the company’s operating units did a commendable job of managing through a challenging economic environment. Revenue in the quarter was 3.0 percent above the second quarter of 2007, while gross margin dollars increased 5.8 percent. Adjusted EBITDA was 3.7 percent of revenue, down slightly from 4.0 in the second quarter of 2007. Expense management enabled many operations to mitigate soft top-line results. On a year-to-date basis, we have delivered adjusted EBITDA of $17.5 million, or 2.9 percent of revenue, and $1.1 million above prior year.

Recent Events

Restructuring Program

During the remainder of 2008, the company will continue to streamline its support operations to match its focus on specialization. The company expects to have $5 - $7 million of restructuring actions throughout this year, including $1 - $3 million in the third quarter. During the first half of 2008, the company incurred $2.7 million of restructuring expenses in conjunction with its 2008 program. Second quarter expenses were predominantly related to severance and reorganization of certain support functions in Hudson Europe.

Sale of Balance Public Management Division

Effective May 1, 2008, the company completed the sale of the assets of the public management division of Balance, which supplies contractors with medical expertise. Revenue for this division in 2007 was $6.0 million. The company has treated the business as a discontinued operation effective June 30, 2008. As a result of the sale, the company allocated $3.7 million of goodwill and recorded a gain on sale of $2.8 million.

Share Repurchase Program

On February 4, 2008, the company announced that its board of directors authorized the repurchase of up to $15 million of the company’s common stock. The company intends to make purchases from time to time as market conditions warrant. During the first quarter of 2008, the company repurchased 701,173 shares at a total cost of approximately $5.3 million. During the second quarter, the company did not make any repurchases.

Regional Highlights

Hudson Americas

•

Hudson Americas revenue increased 1 percent, gross margin dollars decreased 5 percent, and adjusted EBITDA increased to $1.7 million, or 2.4 percent of revenue, in the second quarter, up $3 million from the prior year loss of ($1.3) million.

•	Temporary contracting gross margin percentage increased to 24.5 percent, up from 23.5 percent a year ago.

•

Temporary contracting gross margin dollars increased 10 percent compared with a year ago, while permanent recruitment declined 39 percent. The growth in temporary contracting resulted from increased project work in Legal, as the practice increased 32 percent from prior year, while Financial Solutions declined 24 percent and IT was down 17 percent. The decline in permanent recruitment was primarily due to a client taking in-house an outsourcing contract in the second half of 2007.

Hudson Europe

•	Hudson Europe revenue decreased 3 percent, gross margin increased 3 percent and adjusted EBITDA decreased 6 percent in the second quarter compared with prior year.

•	In constant currency, revenue declined 8 percent while gross margin dollars declined 4 percent and adjusted EBITDA declined 14 percent.

•

The decline in gross margin dollars for the quarter was due to mixed results in Europe, with a constant currency decline of 15 percent in the UK, partially offset by 8 percent growth in continental Europe.

•

On a constant currency basis, temporary contracting gross margin dollars rose 2 percent in continental Europe and permanent recruitment rose 14 percent. In local currency, in the UK, temporary contracting gross margin dollars declined 11 percent and permanent recruitment declined 15 percent.

•	Temporary contracting gross margin percentage in Europe increased to 20.1 percent from 19.2 percent in the second quarter of 2007.

•	Hudson Europe earned $10.0 million in adjusted EBITDA, or 8.6 percent of revenue, in the second quarter, compared with $10.6 million, or 8.8 percent of revenue, a year ago.

Hudson Asia Pacific

•	Hudson Asia Pacific revenue increased 12 percent and gross margin increased 15 percent, while adjusted EBITDA decreased 5 percent in the second quarter of 2008.

•	In constant currency, revenue decreased less than 1 percent while gross margin increased 3 percent and adjusted EBITDA decreased 14 percent.

•

In Australia/New Zealand in constant currency, revenue and gross margin decreased 2 percent, while adjusted EBITDA decreased 20 percent. The gross margin decline was primarily driven by a reduction in talent management fees, primarily in outplacement.

•

In Asia in constant currency, revenue increased 18 percent and gross margin increased 21 percent, led by a 22 percent increase in permanent recruitment gross margin, driven by growth in the existing China business and from the May 2007 Tony Keith acquisition.

•	Temporary contracting gross margin percentage in Asia Pacific increased to 18.2% from 17.8% in the second quarter of 2007.

•

Hudson Asia Pacific generated $8.7 million in adjusted EBITDA, or 7.4 percent of revenue, compared with $9.1 million, or 8.7 percent of revenue a year ago. An adjusted EBITDA increase in Asia was offset by a decline in Australia/New Zealand.

Corporate

•	Corporate expenses were $2.7 million higher than the year ago period due largely to professional fees incurred related to cost management and the resolution of outstanding litigation.

Guidance

The company currently expects third quarter 2008 revenue of $290 - $305 million at prevailing exchange rates and adjusted EBITDA of $8 - $11 million, excluding the impact of any restructuring, acquisitions or divestitures. This compares with revenue of $300.4 million and adjusted EBITDA of $10.6 million in the third quarter of 2007.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility; and the company’s ability to maintain effective internal control over financial reporting. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended June 30, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$71,507	$116,838	$117,595	$—	$305,940

Gross margin	$20,179	$64,485	$52,553	$—	$137,217

Adjusted EBITDA (1)	$1,733	$10,013	$8,713	$(9,215)	$11,244
Business reorganization expenses (recoveries)	229	842	—	—	1,071
Merger and integration expenses (recoveries)	17	(63)	—	(1)	(47)

EBITDA (1)	1,487	9,234	8,713	(9,214)	10,220
Depreciation and amortization	1,170	1,329	1,018	53	3,570

Operating income (loss)	$317	$7,905	$7,695	$(9,267)	$6,650

For the Three Months Ended June 30, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$70,830	$120,809	$105,406	$—	$297,045

Gross margin	$21,200	$62,685	$45,835	$—	$129,720

Adjusted EBITDA (1)	$(1,307)	$10,629	$9,132	$(6,548)	$11,906
Acquisition-related expenses	3,551	302	—	—	3,853
Business reorganization expenses (recoveries)	(7)	(7)	17	1,575	1,578
Merger and integration expenses (recoveries)	(42)	—	—	—	(42)

EBITDA (1)	(4,809)	10,334	9,115	(8,123)	6,517
Depreciation and amortization	1,160	1,632	994	66	3,852

Operating income (loss)	$(5,969)	$8,702	$8,121	$(8,189)	$2,665

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

Reconciliation For Contant Currency

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	2008			2007
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$71,507	$(86)	$71,421	$70,830
Hudson Europe	116,838	(5,896)	110,942	120,809
Hudson Asia Pacific	117,595	(12,288)	105,307	105,406

Total	305,940	(18,270)	287,670	297,045
Direct costs:
Hudson Americas	51,328	(11)	51,317	49,630
Hudson Europe	52,353	(1,307)	51,046	58,124
Hudson Asia Pacific	65,042	(6,834)	58,208	59,571

Total	168,723	(8,152)	160,571	167,325
Gross margin:
Hudson Americas	20,179	(75)	20,104	21,200
Hudson Europe	64,485	(4,589)	59,896	62,685
Hudson Asia Pacific	52,553	(5,454)	47,099	45,835

Total	$137,217	$(10,118)	$127,099	$129,720

Selling, general and administrative (1)
Hudson Americas	$19,616	$(74)	$19,542	$27,218
Hudson Europe	55,801	(3,836)	51,965	53,990
Hudson Asia Pacific	44,858	(4,659)	40,199	37,697
Corporate	9,268	(2)	9,267	6,614

Total	$129,543	$(8,570)	$120,973	$125,519

(1)	Selling, general and administrative expenses include depreciation and amortization and acquisition-related expenses.